Exhibit 99.1
Natural Resource Partners L.P.
Increases Distribution
And Issues 2007 Guidance
HOUSTON, January 18, 2007 — Natural Resource Partners L.P. (NYSE:NRP) and (NYSE:NSP) today announced that the Board of Directors of its general partner has declared a fourth quarter 2006 distribution of $0.88 per unit for both NRP and NSP, an increase of $0.03 in its quarterly distribution. This equates to an annualized distribution of $3.52 per unit. The distribution will be paid on February 14, 2007 to unitholders of record on February 1, 2007. This makes the fourteenth consecutive quarter that NRP has increased its distribution and represents a 15% increase over the same period last year.
“We are off to a great start in 2007 by closing two previously announced major acquisitions since the first of the year. Over the last twelve months, NRP has closed eight coal reserve acquisitions, two preparation plant acquisitions and one acquisition of aggregate reserves, allowing us to continue to grow our distributions,” said Corbin J. Robertson, Jr., Chairman and Chief Executive Officer. “Our objective continues to be to grow our distributions by making accretive acquisitions and by actively managing our assets. With the addition of the coal processing and transportation and the aggregates platforms this past year, we now have three platforms for growth and continue to see an active pipeline of opportunities.”
For 2007, NRP expects to generate between $160 million and $180 million in distributable cash flow, up over 40% from NRP’s current 2006 guidance. As in the past, distributable cash flow is shown net of the $9.4 million principal payment due in June on NRP’s senior notes.
Total revenues, which now include coal processing and transportation fees as well as fees associated with NRP’s aggregate reserves, are anticipated to be in a range between $222 million and $238 million. A significant portion of the total revenues will still be generated from coal royalty revenues, which are forecasted to be in a range from $175 million to $185 million based on coal royalty revenue per ton between $2.85 and $2.95. Production volumes are expected to range between 60 million tons and 65 million tons and are more heavily weighted towards the second half of the year, as Williamson and Gatling ramp up production. Override royalties will be up significantly in 2007 as NRP will be receiving royalties from production on adjacent property as NRP lessees mine

NRP Increases Distribution and Issues 2007 Guidance	Page 2 of 4
those reserves. NRP expects approximately 22% of its production and approximately 27% of its coal royalty revenues to be derived from metallurgical coal.
The following table includes further details regarding guidance for 2007.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. The common units are traded on the New York Stock Exchange (NYSE) under the symbol NRP and the subordinated units are traded on the NYSE under the symbol NSP.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
     This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the anticipated coal royalty revenues, coal production, operating expenses, net income and other items listed on the following table. All statements included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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07-04

NRP Increases Distribution and Issues 2007 Guidance	Page 3 of 4
Natural Resource Partners L.P.
Guidance
(dollars and tons in millions except per unit amounts)

	Full Year 2007
		(Range)
Regional Statistics
Coal royalty production (tons)
Northern Appalachia	7.5	–	8.5
Central Appalachia	38.0	–	40.0
Southern Appalachia	5.0	–	5.5

Appalachia	50.5	–	54.0
Illinois Basin	3.5	–	4.5
Northern Powder River Basin	5.5	–	6.5

Total	59.5	–	65.0

Aggregate production (tons)	4.8	–	5.2

Coal royalty revenues
Northern Appalachia	$19.0	–	$21.0
Central Appalachia	117.0	–	121.0
Southern Appalachia	22.0	–	24.0

Appalachia	$158.0	–	$166.0
Illinois Basin	8.0	–	9.0
Northern Powder River Basin	9.0	–	10.0

Total	$175.0	–	$185.0

Revenues
Coal royalty revenues	$175.0	–	185.0
Aggregate revenues	6.5	–	7.5
Coal processing and transportation fees	18.5	–	20.3
Other revenues (1)	21.5	–	25.2

Total Revenues	$221.5	–	$238.0

Expenses
Coal transportation expenses	$1.5	–	$2.5
Depreciation, depletion, and amortization	56.0	–	64.0
General and administrative	16.5	–	18.5
Other expenses (2)	10.5	–	12.0

Total operating expenses	84.5		97.0

Interest expense (net)	$22.0	–	$25.0

Net income	$115.0		$125.0

Net income per unit	$2.85	–	$3.15

Scheduled principal payments	$9.4	–	$9.4

Distributable cash flow (3)	$160.0	–	$180.0

NRP Increases Distribution and Issues 2007 Guidance	Page 4 of 4
(1)	Other revenues consist of minimums recognized as revenue, oil and gas revenues, property taxes, override royalties, wheelage, rentals and timber.

(2)	Other expenses include property, franchise and other taxes as well as coal royalty and override payments.

(3)	Distributable cash flow represents net income plus depletion and amortization minus scheduled principal payments on NRP senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. We believe that “net cash provided by operating activities” would be the most comparable financial measure to distributable cash. However, due to the substantial uncertainties associated with forecasting future changes to operating assets and liabilities, we cannot provide guidance on forward-looking net cash provided by operating activities or provide reconciliations of distributable cash flow to that measure.
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